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                                   Appendix A


              Certificate of Amendment to Articles of Incorporation
                            Nevada Profit Corporation
                       (Pursuant to NRS 78.385 and 78.390)

1.     The  name  of  this  corporation  is  Corporate Development Centers, Inc.

2.     The  articles  have  been  amended  as  follows:

Paragraph 1. of the Articles of Incorporation is amended to read in its entirety as follows:

       FIRST.     The  name  of  the  corporation  is:
       -----

                               e-Perception, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _______.

4.     Signatures


_______________________                                  _______________________
President                                                Secretary